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                                                                     Exhibit 4.5

                              GENIUS PRODUCTS, INC.

                      AGREEMENT FOR PERFORMANCE OF SERVICES
                            BY INDEPENDENT CONTRACTOR

         This agreement ("Agreement") is made as of January 1, 2003, between Genius Products, Inc., a Nevada corporation ("GP"), with its principal place of business at 11250 El Camino Real, Suite 100, San Diego, CA 92130, and Pamela Brown, an independent contractor ("Contractor").

1.       TERM OF CONTRACT.
         -----------------

         This Agreement is effective as of January 1, 2003, and will continue in effect until January 31, 2003. This Agreement will be renewable on a monthly basis by the mutual agreement of GP and Contractor. The renewal shall be documented by a letter from Contractor to GP dated as of the first of each subsequent month and acknowledged by GP.

2.       SERVICES TO BE PERFORMED BY CONTRACTOR.
         ---------------------------------------

         2.1 SPECIFIC SERVICES. Contractor agrees to perform the services specified in the "Description of Services" attached to this Agreement and incorporated into this Agreement by reference.

         2.2 METHOD OF PERFORMING SERVICES. Contractor will determine the method, details and means of performing the above-described services.

         2.3 STATUS OF CONTRACTOR. Contractor enters into this Agreement, and will remain throughout the term of the Agreement, as an independent contractor. Contractor agrees that the Contractor is not and will not become an employee, partner, agent, or principal of GP while this Agreement is in effect. Contractor understands and agrees that Contractor is not entitled to the rights or benefits afforded to GP's employees, including disability or unemployment insurance, workers' compensation, medical insurance, sick leave, or any other employment benefit. Contractor is responsible for providing, at Contractor's own expense, disability, unemployment, and other insurance, workers' compensation, training, permits, and licenses for the Contractor and for the Contractor's employees and subcontractors.

         2.4 PAYMENT OF INCOME TAXES. Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by GP to Contractor for services under this Agreement. On request, Contractor will provide GP with proof of timely payment. Contractor agrees to indemnify GP for any claims, costs, losses, fees, interest, or damages suffered by GP resulting from Contractor's failure to comply with this provision.

         2.5 USE OF EMPLOYEES OR SUBCONTRACTORS. Contractor may, at Contractor's own expense, use any employees or subcontractors as Contractor deems necessary to perform the services required of Contractor under this Agreement. GP may not control, direct, or supervise Contractor's employees or subcontractors in the performance of those services.





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3.       COMPENSATION.
         -------------

         3.1 TERMS OF COMPENSATION. GP agrees to pay Contractor according to the terms and schedule for payment as stated in the "Description of Services" attached to this Agreement and incorporated into this Agreement by reference.

         3.2 EXPENSES. GP's responsibility to reimburse Contractor for expenses, if any, shall be as stated in the attached "Description of Services."

4.       OBLIGATIONS OF CONTRACTOR.
         --------------------------

         4.1 TIMES AND PLACE FOR PERFORMING WORK. Contractor may perform the services under this Agreement at any suitable time and location Contractor chooses, unless the "Description of Services" attached hereto specifies otherwise.

         4.2 SUPPLIES, MATERIALS, AND EQUIPMENT. Contractor will supply all supplies, materials, and equipment required to perform the services under this Agreement.

         4.3 WORKERS' COMPENSATION. Contractor agrees to provide workers' compensation insurance for Contractor's employees and agents and agrees to hold harmless and indemnify GP for any and all claims arising out of any injury, disability, or death of any of Contractor's employees or agents.

         4.4 LIABILITY INSURANCE. Contractor agrees to maintain a policy of insurance in the minimum amount of One Million Dollars ($1,000,000.00) to cover any negligent acts or omissions committed by Contractor or Contractor's employees or agents during the performance of any duties under this Agreement. Contractor further agrees to indemnify and hold GP free and harmless from any and all claims arising from any such negligent acts or omissions.

         4.5 INDEMNITY. Contractor agrees to indemnify, defend, and hold GP free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorneys' fees, and costs, that GP may incur as a result of a breach by Contractor of any representation or covenant contained in this Agreement.

         4.6 ASSIGNMENT. Neither this Agreement or any duties or obligations under this Agreement may be assigned by Contractor without the prior written consent of GP.

5.       OBLIGATIONS OF GP.
         ------------------

         5.1 COOPERATION OF GP. GP agrees to comply with all reasonable requests of Contractor and provide access to all documents reasonably necessary to the performance of Contractor's duties under this Agreement.

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         5.2 PLACE OF WORK. If the "Description of Services" attached hereto specifies that Contractor's work shall be provided on GP's premises, GP agrees to furnish space on GP's premises for use by Contractor while performing the specified services.

         5.3 ASSIGNMENT. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by GP without the prior written consent of Contractor.

6.       TERMINATION OF AGREEMENT.
         -------------------------

         6.1 TERMINATION ON NOTICE. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days' written notice to the other party. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force until the services provided for in this Agreement have been fully and completely performed.

         6.2 TERMINATION ON OCCURRENCE OF STATED EVENTS. This Agreement will terminate automatically on the occurrence of any of the following events:

                  (a) Bankruptcy of either party under any Chapter of United States Bankruptcy Code, or the insolvency of either party.

                  (b) Sale of the business of either party.

                  (c) Assignment of this Agreement by either party without the consent of the other party.

         6.3 TERMINATION FOR DEFAULT. If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination will take effect immediately upon receipt of notice by the breaching party or five days after mailing of notice, which ever occurs first. For purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

                  (a) GP failure to pay Contractor any compensation due within thirty (30) days after written demand for payment.

                  (b) Contractor's failure to complete the services specified in the Description of Services on the schedule specified in the Description of Services.

7.       PROPRIETARY RIGHTS.
         -------------------

         7.1 NEW DEVELOPMENTS. Contractor agrees that all business plans, reports, commentary, evaluations, analysis, business leads, business opportunities and other information or items produced by Contractor while performing services under this Agreement are hereby assigned to GP as the sole and exclusive property of GP and GP's assigns, nominees and successors.

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         7.2 CONFIDENTIAL INFORMATION. Any written, printed, graphic, or electronically or magnetically recorded information furnished by GP for Contractor's use is the sole property of GP. This proprietary information includes, but is not limited to, customer and GP requirements, customer and GP lists, marketing information, and information concerning GP's employees, services, prices, operations, and affiliated companies.

         Contractor will keep this confidential information in the strictest confidence, and will not use this confidential information or disclose it by any means to any person except with GP's approval or as required by law, and only to the extent necessary to perform the services under this Agreement, or as provided by law. This prohibition also applies to Contractor's employees, agents, and subcontractors. On termination of this Agreement, Contractor will return any confidential information in Contractor's possession to GP.

         7.3 NON-SOLICITATION. For a period of two (2) years following the termination of this Agreement, Contractor will not do either of the following:
(1) call on, solicit, or take away any of GP's customers or potential customers Contractor became aware of as a result of performing services under this Agreement; or (2) solicit or hire away any of GP's employees or contractors Contractor became aware of as a result of performing services under this Agreement.

8.       GENERAL PROVISIONS.
         -------------------

         8.1 NOTICES. Any notices required to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage pre-paid with return receipt requested. Mailed notices must be addressed to the parties of the addresses appearing in the introductory paragraph of this Agreement, but each party may change the address by giving written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of the day of receipt or the fifth day after mailing, whichever occurs first.

         8.2 ENTIRE AGREEMENT OF THE PARTIES. This Agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Contractor for GP and contains all of the representations, covenants, and agreements between the parties with respect to the rendering of those services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this Agreement, and that no other agreement, statement, or promised not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

         8.3 PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

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         8.4 ARBITRATION. Any controversy between the parties to this Agreement involving the construction or application of any of the terms, covenants, or conditions of this Agreement will be resolved exclusively through arbitration in San Diego, California before a single arbitrator, upon the written request of one party served on the other. The arbitration will comply with and be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as modified by the terms of this Section 8.4, and the arbitration shall be administered by the San Diego, California office of the AAA. The arbitration proceeding and all information pertaining to or disclosed in the arbitration proceeding shall be held in confidence by the parties hereto, and their agents and representatives, except as required by applicable law.

         8.5 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of California.

         Executed as of the date first above stated.

                                     GP:

                                     Genius Products, Inc.

                                     By:      /S/ Michael Meader
                                              ----------------------------------
                                              Mike Meader, President

                                     By:      /S/ Jeff Brissette
                                              ----------------------------------
                                              Jeff Brissette, Creative Director

                                     CONTRACTOR:

                                              /S/ Pamela Brown
                                              ----------------------------------
                                              Pamela Brown

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                              GENIUS PRODUCTS, INC.

                             DESCRIPTION OF SERVICES
                Relating to Agreement for Performance of Services
                            by Independent Contractor

SERVICES TO BE PROVIDED AND SCHEDULE FOR DELIVERY OF SERVICES: Contractor will provide designs, logos and overall creative services for Music For Life, Kid Genius, Baby Genius and Genius Products, Inc. during the term of the contract. The schedule for the delivery of services will be as determined by Michael Meader and Jeff Brissette. Contractor will be allowed to work on GP's premises. All GP studio equipment and office supplies will be used for GP-related projects only.

COMPENSATION AND TERMS OF PAYMENT: Contractor agrees to be paid $5,000 by GP for each month of service under the Agreement. GP will issue a check to Contractor for payment in the amount of $2,500.00 on the 5th and 20th of each month. Overtime is authorized at the rate of $32 per hour for up to ten additional hours per week. Any additional overtime hours must be pre-authorized by GP.

REIMBURSEMENT FOR EXPENSES, IF ANY: All expenditures by Contractor must be requested in writing and approved by GP prior to Contractor's making any purchase. Contractor will complete and submit an expense report for all approved purchases made by Contractor to the Creative Director for approval and reimbursement. GP will issue a check for reimbursement to Contractor within 30 days of the expense report's approval.

GP:                                               CONTRACTOR:

Genius Products, Inc.

By:   /S/ Jeff Brissette                          /S/ Pamela Brown
     ------------------------------------         ------------------------------
      Jeff Brissette, Creative Director           Pamela Brown

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